EXHIBIT 99.1

Geron Corporation Announces Pricing of Public Offering of Five Million
               Shares for Gross Proceeds of $60 Million


    MENLO PARK, Calif.--(BUSINESS WIRE)--Oct. 29, 2003--Geron Corporation (Nasdaq:GERN) today reported that its previously announced public offering of five million common shares was priced at $12.00 per share. The offering is being made from a shelf registration statement that became effective on February 14, 2002. The gross proceeds from the public offering will be $60 million. This offering is expected to close on November 3, 2003.
    UBS Securities LLC is acting as the sole book-running manager in this offering. SG Cowen Securities Corporation, Lazard and Needham & Company, Inc. are acting as co-managers. Geron granted to the underwriters an option to purchase an additional 750,000 shares of common stock within 30 days after the offering to cover over-allotments.
    This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This offering of common stock may be made only by means of a prospectus, a copy of which will be available from UBS Securities LLC, ECMG Syndicate, 299 Park Avenue, New York, New York 10171.

    Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for cancer based on its telomerase technology, and cell-based therapeutics using its human embryonic stem cell technology.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release constitute forward-looking statements involving risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, reliance on collaborators, need for additional capital, need for regulatory approvals or clearances, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended on June 30, 2003.

    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765